EXHIBIT 99.1

FreightCar America, Inc. Reports Second Quarter 2020 Results

Provides second half fiscal 2020 outlook to deliver 750 to 1,000 railcars

Announces start of production at the Castaños, Mexico joint venture plant

CHICAGO, Aug. 10, 2020 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the second quarter ended June 30, 2020.

Business Highlights

  Second quarter revenue of $17.5 million on deliveries of 100 railcars
  Second quarter net loss of $12.8 million, or $0.97 per share
  Total cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit of $52.4 million as of June 30, 2020
  Second quarter backlog totaled 1,839 railcars, with an aggregate value of approximately $207 million
  Started production at Castaños, Mexico joint venture facility in July
  Second half 2020 delivery outlook forecasted to range between 750 and 1,000 railcars
  Company continues to prioritize employee and community safety, and is strictly adhering to pre-established health and safety protocols including those necessary in response to the global pandemic

“During the second quarter, FreightCar America restarted two of the four production lines in Shoals, and managed through the disruption brought on by the global COVID-19 pandemic. I am very proud of how our team responded, as we focused equally on health, safety and meeting customer expectations,” said Jim Meyer, President and Chief Executive Officer of FreightCar America. “In addition to these important undertakings, we continued to move forward with our vision to become the highest quality and lowest cost producer. In July, we started production at the new joint venture plant in Castaños, Mexico along with preparation for the certification process. We were able to hire an extremely experienced workforce and are happy to welcome them to the team.”

Meyer added, “The pandemic-related disruption further contributed to a difficult demand environment across our industry, which was already in the midst of a cyclical downtown. This further challenged both railcar orders and production scheduling during the second quarter.  Of note, we had one additional week of operational downtime in our Shoals facility in the quarter as we halted production to protect the health and safety of our workforce. And while the recovery pattern remains opaque, we are encouraged by the recent improvement in order inquiries for car types that we are well suited to build.”

Meyer concluded, “Our overall production ramped well through July, giving us confidence in our forecast for second half deliveries to range between 750 and 1,000 railcars. As we look forward, we remain equally focused on preserving our liquidity while also continuing to build the foundation for our future. We believe we are taking the right steps to navigate both the cyclical downturn and pandemic, while repositioning FreightCar America for future success.”

Second Quarter Results

  Consolidated revenues were $17.5 million in the second quarter of 2020, compared to $5.2 million in the first quarter of 2020 and $73.6 million in the second quarter of 2019. The Company delivered 100 railcars in the second quarter of 2020, compared to 11 in the first quarter of 2020 and 729 railcars in the second quarter of 2019.

  The Company had a backlog totaling 1,839 railcars on June 30, 2020, valued at approximately $207 million.

  Consolidated operating loss for the second quarter of 2020 was $12.9 million, compared to an operating loss of $15.8 million for the second quarter of 2019.

  Net loss attributable to FreightCar America, Inc. (“FCA”) in the second quarter of 2020 was $12.8 million, or $0.97 per diluted share, compared to a net loss attributable to FCA of $15.9 million, or $1.26 per diluted share, in the second quarter of 2019.

Second Quarter 2020 Conference Call & Webcast Information

The Company will host a conference call and live webcast on Tuesday, August 11, 2020 at 11:00 a.m. (Eastern Daylight Time) to discuss its second quarter 2020 financial results. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call, available on the Company’s website at:

Event URL: http://public.viavid.com/index.php?id=141184

Interested parties may also participate in the call by dialing 877-407-0789 or 201-689-8562 and should use confirmation number 13708161.  Please dial in approximately 10 to 15 minutes prior to the start time of the call to ensure your participation. An audio replay of the conference call will be available beginning at 2:00 p.m. (Eastern Daylight Time) on August 11, 2020 until 11:59 p.m. (Eastern Daylight Time) on August 25, 2020.  To access the replay, please dial 844-512-2921 or 412-317-6671.  The replay pass code is 13708161.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

About FreightCar America

FreightCar America, Inc. is a diversified manufacturer of railroad freight cars, that also supplies railcar parts and leases freight cars through its FreightCar America Leasing Company subsidiaries. FreightCar America designs and builds high-quality railcars, including open top hopper cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars, boxcars, coal cars, and also specializes in the conversion of railcars for repurposed use. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Castaños, Mexico; Johnstown, Pennsylvania; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward-Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the potential financial and operational impacts of the COVID-19 pandemic; the Shoals facility, including the facility not meeting internal assumptions or expectations and unforeseen liabilities from Navistar; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and other competitive factors. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2020	December 31, 2019

Assets	(in thousands, except for share and per share data)
Current assets
Cash, cash equivalents and restricted cash equivalents	$48,540	$66,257
Restricted certificates of deposit	3,855	3,769
Accounts receivable, net	6,789	6,991
Inventories, net	47,116	25,092
Income tax receivable	1,027	535
Other current assets	14,265	7,035
Total current assets	121,592	109,679

Property, plant and equipment, net	39,469	38,564
Railcars available for lease, net	38,393	38,900
Right of use asset	53,442	56,507
Other long-term assets	888	1,552
Total assets	$253,784	$245,202

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$18,054	$11,713
Accrued payroll and other employee costs	306	1,389
Reserve for workers' compensation	3,344	3,210
Accrued warranty	7,903	8,388
Customer deposits	33,012	5,123
Deferred income state and local incentives, current	2,219	2,219
Lease liability, current	15,063	14,960
Current portion of long-term debt	13,950	-
Other current liabilities	5,626	2,428
Total current liabilities	99,477	49,430
Long-term debt, net of current portion	6,250	10,200
Accrued pension costs	6,006	6,510
Deferred income state and local incentives, long-term	3,612	4,722
Lease liability, long-term	48,306	53,766
Other long-term liabilities	2,833	3,420
Total liabilities	166,484	128,048

Stockholders’ equity
Preferred stock	-	-
Common stock	136	127
Additional paid in capital	83,318	83,027
Treasury stock, at cost	(1,281)	(989)
Accumulated other comprehensive loss	(10,499)	(10,780)
Retained earnings	16,086	45,824
Total FreightCar America stockholders' equity	87,760	117,209
Noncontrolling interest in JV	(460)	(55)
Total stockholders' equity	87,300	117,154
Total liabilities and stockholders’ equity	$253,784	$245,202

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

	(In thousands, except for share and per share data)

Revenues	$17,458	$73,661	$22,655	$144,369
Cost of sales	23,602	67,637	37,602	145,194
Gross (loss) profit	(6,144)	6,024	(14,947)	(825)
Selling, general and administrative expenses	6,537	15,352	13,947	23,019
Loss on sale of railcars available for lease	-	5,196	-	5,196
Restructuring and impairment charges	267	1,319	1,147	1,319
Operating loss	(12,948)	(15,843)	(30,041)	(30,359)
Interest expense and deferred financing costs	(167)	(115)	(463)	(151)
Other income	134	83	358	402
Loss before income taxes	(12,981)	(15,875)	(30,146)	(30,108)
Income tax (benefit) provision	(1)	12	(3)	(189)
Net loss	(12,980)	(15,887)	(30,143)	(29,919)
Less: Net loss attributable to noncontrolling interest in JV	(189)	-	(405)	-
Net loss attributable to FreightCar America	$(12,791)	$(15,887)	$(29,738)	$(29,919)
Net loss per common share attributable to FreightCar America- basic and diluted	$(0.97)	$(1.26)	$(2.26)	$(2.37)
Weighted average common shares outstanding – basic and diluted	12,405,011	12,352,271	12,385,946	12,344,684

FreightCar America, Inc.
Segment Data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Manufacturing	$15,129	$70,817	$18,069	$138,412
Corporate and Other	2,329	2,844	4,586	5,957
Consolidated revenues	$17,458	$73,661	$22,655	$144,369

Operating loss:
Manufacturing	$(8,348)	$(3,019)	$(20,148)	$(12,656)
Corporate and Other	(4,600)	(12,824)	(9,893)	(17,703)
Consolidated operating loss	(12,948)	(15,843)	(30,041)	(30,359)

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities	(in thousands)

Net loss	$(30,143)	$(29,919)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Non-cash restructuring and impairment charges	352	1,319
Depreciation and amortization	5,884	6,471
Change in inventory reserve	5,052	(440)
Amortization expense - right-of-use leased assets	3,065	5,662
Recognition of deferred income from state and local incentives	(1,110)	(1,109)
Loss on sale of railcars available for lease	-	5,196
Stock-based compensation recognized	17	274
Other non-cash items, net	153	90
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	202	5,338
Inventories	(27,076)	3,214
Other assets	(7,188)	(2,307)
Accounts and contractual payables	6,456	(4,890)
Accrued payroll and employee benefits	(941)	910
Income taxes receivable/payable	(13)	(197)
Accrued warranty	(485)	(1,516)
Lease liability	(5,391)	(9,091)
Customer deposits	27,889	(1,719)
Other liabilities	2,625	7,827
Accrued pension costs and accrued postretirement benefits	(131)	(266)
Net cash flows used in operating activities	(20,783)	(15,153)

Cash flows from investing activities

Purchase of restricted certificates of deposit	(3,855)	(1,117)
Maturity of restricted certificates of deposit	3,769	4,400
Purchase of securities held to maturity	-	(1,986)
Proceeds from maturity of securities	-	20,025
Purchase of property, plant and equipment	(7,009)	(2,034)
Proceeds from sale of property, plant and equipment and railcars available for lease	170	11,442
Net cash flows (used in) provided by investing activities	(6,925)	30,730

Cash flows from financing activities

Proceeds from issuance of long-term debt	10,000	10,200
Employee stock settlement	(9)	(59)
Deferred financing costs	-	(929)
Net cash flows provided by financing activities	9,991	9,212

Net (decrease) increase in cash and cash equivalents	(17,717)	24,789
Cash, cash equivalents and restricted cash equivalents at beginning of period	66,257	45,070
Cash, cash equivalents and restricted cash equivalents at end of period	$48,540	$69,859

INVESTOR & MEDIA CONTACT	Joe Caminiti or Elizabeth Steckel
TELEPHONE	312-445-2870